Exhibit 99.11

FIRST AMENDMENT
 TO
 INVESTMENT AGREEMENT

THIS FIRST AMENDMENT TO INVESTMENT AGREEMENT made as of, and effective, on this 2nd day of January, 2012 by and between PAZOO, Inc. (f/k/a IUCSS, Inc.), a Nevada corporation (“Pazoo” or, the “Company”) and Integrated Capital Partners, Inc., a Nevada corporation, (the “Investor” or “ICPI”, and together with the Company each a “Party” and collectively, the “Parties”).

WITNESSETH

WHEREAS, Pazoo is a corporation organized and existing under the laws of the State of Nevada which sells and distributes health and fitness related products; and

WHEREAS, the Investor and Pazoo entered into an Investment Agreement, dated and effective January 3rd, 2011, whereby ICPI committed to invest a minimum sum of $250,000, and up to a maximum sum of $500,000, as set forth in the Investment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Investment Agreement as follows, and if there is any conflict between the Investment Agreement and this Amendment, this Amendment shall govern

1(a).         Conversion of Series A Convertible Preferred Stock.

The Investor hereby agrees that at no time shall it convert Series A Convertible Preferred Stock of the Company if, following such conversion, the Investor would hold more than four and ninety-nine one hundredths of one percent (4.99%) of the common stock of the Company then issued and outstanding.   In the event the Investor submits a Notice of Conversion which would be contrary to this provision, the Company may modify the Notice of Conversion to give effect for this provision and return any Series A Preferred Stock not converted to the Investor.

No other provisions to the Investment Agreement have been modified or supplemented hereby and all other provisions remain in full force.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands the day first written above.

INTEGRATED CAPITAL PARTNERS, INC.

/s/ James M. Farinella
James M. Farinella / President

PAZOO, INC.

/s/ David M. Cunic
David M. Cunic / President